EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

Name and Jurisdiction of Incorporation

CRS Retail Technology Group, Inc.

Epicor Software Argentina S.A.

Epicor Software (Asia) PTE Ltd.

Epicor Software (Aust) Pty. Ltd.

Epicor Software Canada, Ltd.

Epicor Software Mexico, S.A. de C.V.

Epicor Software (North Asia) Ltd.

Epicor Software Nordic AB

Epicor Software (Taiwan) Limited

Epicor Software (UK) Limited

Scala Business Solutions N.V.

United States Argentina Singapore Australia Canada Mexico Hong Kong Sweden Republic of China UK The Netherlands